Exhibit 10.36
Otis Worldwide Corporation
One Carrier Place
Farmington, CT 06032

August 22, 2023

Dear Tracy:

I am pleased to offer you the position of President, Otis Americas reporting to me. We will tentatively plan for your employment to begin on October 1, 2023.
Tracy, we believe you will be an outstanding addition to Otis. As such, we have developed an attractive total rewards package for you:
•Membership in Otis’ Executive Leadership Group (ELG), comprised of our most senior leaders.
•A base salary of $700,000 per year, which will be reviewed annually.
•Participation in our Short-Term Incentive (STI) program with a target annual STI opportunity of 90% of your base salary. You will be eligible for a prorated STI award for 2023 based on your start date.
•Participation in our Long-Term Incentive (LTI) program. LTI awards are granted annually and consist of Performance Share Units (PSUs), Restricted Stock Units (RSUs) and Stock Appreciation Rights (SARs). For 2023, you will receive a $2,500,000 LTI award (50% PSUs, 25% RSUs, 25% SARs). This award will be granted within sixty (60) days of your start date.
•A one-time RSU award with a grant value of $3,500,000 to offset forfeited equity awards at your current employer. 50% of this award will vest on the first anniversary of the grant date and 50% of the award will vest on the second anniversary of the grant date, subject to the applicable award terms and conditions. The award will be granted within sixty (60) days of your start date.
•A one-time cash sign-on bonus of $470,000, less applicable tax withholdings, payable within sixty (60) days of hire, to offset your annual bonus and other programs at your current employer that mandate forfeiture for early departure. If you voluntarily terminate your employment with us within twenty-four (24) months of your hire date, you will be required to repay this bonus.
•Participation in our Executive Lease Vehicle Program (ELVP) with an allowance of $80,000 towards the capitalized cost of a zero-emissions vehicle. The ELVP covers all maintenance, taxes, registration, and car insurance costs. You may select a vehicle of greater value and pay the difference in lease costs via payroll deductions.

•Ability to receive comprehensive financial counseling services from Ayco, including company benefit planning, cash flow and retirement planning, tax planning/preparation, estate planning, and education funding.
•The company will pay all expenses related to a complete annual health exam, offered through Executive Health Examinations International. We will also pay reasonable costs for transportation and overnight accommodations required to visit a specialized clinic in connection with these exams, if recommended by a physician.
•As an ELG member, you are entitled to five (5) weeks of vacation annually, with no carryover of unused vacation.
•Relocation assistance at a time and to a location mutually agreed upon by you, and the EVP & Chief People Officer. Benefits will include, but not be limited to, home marketing and sale assistance, home purchase assistance, temporary housing, the packing and shipment of household goods, and a one-time relocation allowance payment of $7,500. These benefits will be grossed-up for Federal & State taxes, if applicable. Additional details regarding your relocation benefits will be provided under separate cover at the time of your relocation. You must sign a Relocation Expense Repayment Agreement prior to receiving these relocation benefits.
•Eligibility to participate in Otis Choice, our flexible benefits plan which includes medical, dental, life insurance, disability, and other benefits for you and your eligible dependents.
•Participation in the ELG Disability Program. Should you become disabled, upon cessation of your sick leave benefits, you will receive 80% of your compensation (i.e., base salary and target level short-term incentive), payable for the duration of your disability.
•Participation in our Retirement Savings Plan, which provides matching contributions and age-graded company retirement contributions. Beginning 45 days after your hire date, Otis will automatically make an age-graded company retirement contribution to your account each pay period (from 3 to 5.5% of your compensation). In addition, after one year of service, Otis will match 60% of your contributions up to 6% of your eligible pay. Company retirement and matching contributions vest after two years of service.
•Eligibility to participate in our Savings Restoration Plan (SRP) and Company Automatic Contribution Excess Plan (CACEP). These non-qualified deferred compensation plans allow you to continue to receive Retirement Savings Plan matching (through the SRP) and company automatic contributions (through the CACEP) if you exceed certain IRS compensation and contribution limits under the Retirement Savings Plan.

•Eligibility to participate in our Deferred Compensation Plan (DCP) and LTIP Performance Share Unit Deferral Plan, which provide executives with the opportunity to elect to defer the receipt and taxation of a portion of their base salary, STI and/or PSUs.
•Coverage under the ELG Severance Plan and the Change in Control Severance Plan.
This offer is conditional on your satisfactorily meeting our established employment requirements, including the execution of Intellectual Property and ELG Restrictive Covenant agreements.

Tracy, I look forward to you joining Otis and becoming part of the team. Please acknowledge your acceptance of our offer by signing the acceptance confirmation below and emailing it to me.

If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ JUDY MARKS

Judy Marks
Chair, CEO & President, Otis

Accepted and Agreed,

/s/ TRACY EMBREE	8/22/2023
Tracy Embree	Date